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                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

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                                   FORM 11-K

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[X]  ANNUAL REPORT PURSUANT TO SECTION 15(D) OF THE SECURITIES EXCHANGE ACT OF
     1934

FOR THE FISCAL YEAR ENDED DECEMBER 31, 1993

                                       OR

[_] TRANSITION REPORT PURSUANT TO SECTION 15(D) OF THE SECURITIES EXCHANGE ACT OF 1934

COMMISSION FILE NUMBER 1-9864...................................................

  A. Full title of the plan and the address of the plan, if different from that of the issuer named below:

  J. I. CASE COMPANY GUARANTEED SHARING BENEFITS AND TAX DEFERRED SAVINGS PLAN

                                700 STATE STREET
                            RACINE, WISCONSIN 53404

  B. Name of issuer of the securities held pursuant to the plan and the address of its principal executive office:

                                  TENNECO INC.
                                TENNECO BUILDING
                              HOUSTON, TEXAS 77002

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  The following documents are being filed under cover of a Form SE dated June
28, 1994:

    1. Financial Statements as of December 31, 1993 and 1992 together with Auditors' Reports for the J. I. Case Company Guaranteed Sharing Benefits and Tax Deferred Savings Plan;

    2. Exhibit Index required by Item 601 of Regulation S-K; and

    3. Consent of Independent Public Accountants.

  The CIK of Tenneco Inc. is 0000823549.
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                                   SIGNATURES

  The Plan. Pursuant to the requirements of the Securities Exchange Act of 1934, the J. I. Case Company Benefits Committee has duly caused this annual report to be signed by the undersigned hereunto duly authorized.

                                          J. I. CASE COMPANY GUARANTEED
                                           SHARING BENEFITS AND TAX DEFERRED
                                           SAVINGS PLAN



Date: June 29, 1994                       By:           MARC CASTOR
                                             --------------------------------
                                                    Marc Castor, Member
                                                Company Benefits Committee